EXHIBIT (15)(c)

                         THE INFINITY MUTUAL FUNDS, INC.

                    DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                              AmeriStar Portfolios

     WHEREAS, The Infinity Mutual Funds, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end, management investment company, and offers for public sale distinct series of shares of common stock, each corresponding to a distinct portfolio; and

     WHEREAS, the Fund's Board of Directors (the "Board") has established as separate series of the Fund the AmeriStar Portfolios set forth on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"); and

     WHEREAS, the Fund currently employs BISYS Fund Services Limited Partnership (the "Distributor") as distributor for the shares of common stock of each Series; and

     WHEREAS, the Fund desires to adopt a Distribution Plan ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to each Series and, in particular, a certain class of shares of such Series--the Investor Shares (such class being referred to as the "Class"); and

     WHEREAS, the Board, in considering whether each Series should implement this Plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Class for the purposes set forth below; and

     WHEREAS, in voting to approve the implementation of this Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Class and the holders of Investor Shares;

     NOW, THEREFORE, the Fund hereby adopts this Plan with respect to each Series in accordance with Rule 12b-1 under the 1940 Act.

     Section 1. The Fund shall pay the Distributor for advertising, marketing and distributing the Investor Shares a monthly fee at an annual rate of .25 of 1% of the average daily net assets of each Series' Investor Class. The Distributor may pay certain financial institutions, securities dealers and other industry professionals ("Service Organizations") in respect of these services pursuant to an agreement between the Distributor and the Service Organization ("Plan Agreement"). The Fund's administrator and the Series' investment adviser or sub- investment adviser and their affiliates are eligible to become Service Organizations and to receive fees under this Plan. As to each Series, all expenses incurred by such Series' Class in connection with this Plan shall be borne entirely by the holders of such Series' Investor Shares.

     Section 2. Payments to Service Organizations under paragraph 1 hereof shall be subject to compliance by the Service Organizations with the terms of their respective Plan Agreement with the Distributor.

     Section 3. As to each Series, this Plan shall not take effect with respect to such Series' Class unless it first has been approved by a vote of the then sole holder of such Series' Investor Shares.

     Section 4. As to each Series, this Plan shall become effective with respect to the Class on the date the public offering of such Series' Investor Shares commences, and shall continue for a period of one year from such effective date, unless earlier terminated in accordance with the terms hereof. Thereafter, this Plan shall continue automatically for successive annual periods, provided such continuance is approved annually by the Board, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any Plan Agreement (the "Independent Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Plan.

     Section 5. The Board shall be provided with and shall review, at least quarterly, a written report of the amounts expended with respect to each Series under this Plan and the purposes for which such expenditures were made. Such report shall include any amounts paid to Service Organizations and the purposes for which such payments were made.

     Section 6. As to each Series, this Plan may be terminated at any time by vote of the Board, by vote of a majority of the Independent Directors, or by vote of the holders of a majority (as defined in the 1940 Act) of such Series' outstanding Investor Shares.

     Section 7. As to any Series, this Plan may not be amended to increase materially the payments provided for in paragraph 1 hereof unless such amendment is approved by vote of the holders of a majority (as defined in the 1940 Act) of such Series' Investor Shares, and no material amendment to this Plan affecting a Series shall be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof.

     Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons of the Fund.

     Section 9. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to
Section 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.



Dated:  February 15, 1994
As Revised:  February 11, 1997

                                   SCHEDULE 1


NAME OF SERIES                                           DATE ESTABLISHED

AmeriStar Capital Growth Portfolio                       February 15, 1994

AmeriStar Core Income Portfolio                          February 15, 1994

AmeriStar Dividend Growth Portfolio                      February 15, 1994

AmeriStar Limited Duration Income                        February 15, 1994
  Portfolio

AmeriStar Limited Duration Tennessee
  Tax Free Portfolio                                     February 11, 1997

AmeriStar Limited Duration U.S.
  Government Portfolio                                   February 11, 1997

AmeriStar Tennessee Tax                                  February 15, 1994
  Exempt Bond Portfolio


As Revised:  February 11, 1997